Exhibit 99.1

PFSWEB

Moderator: Todd Fromer

March 27, 2013

11:00 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the PFSweb fourth quarter and year-end 2012 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I will now turn the call over to Mr. Todd Fromer of KCSA strategic communications. Please go ahead, sir.

Todd Fromer:	Thank you. Before I turn the call over to management, I’d like to make the following remarks concerning forward looking statements.

All statements in this conference call, other than historical facts, are forward looking statements. The words ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘guidance’, ‘confidence’, ‘target’, ‘project’ and other similar expression typically are used to identify forward looking statements.

These forward looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward looking statements. PFSweb expressly disclaims any intent or obligation to update these forward looking statements.

During this call, we may also present certain non-GAAP financial measures such as EBITDA, Adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should not be considered – and should be considered in addition to and not instead of GAAP measures.

At this time, it’s now my pleasure to turn the floor over to Mark Layton of PFSweb. Mark, the floor is yours.

Mark Layton:	Thank you, Todd. Good morning, everyone. I’d like to welcome to your fourth quarter and full-year 2012 conference call.

Representing the company today will be Mike Willoughby, our newly appointed CEO, and Tom Madden, our Chief Financial Officer.

This morning we’ll provide an overview of the changes to the company’s leadership as well as our financial results for the fourth quarter and full year. And after that, Mike and Tom will be available for questions.

I wanted to start today’s call by discussing briefly the management transition that was announced yesterday in the press release. After a lot of thought and consideration of many issues and things going on, I’ve decided that it’s in not only mine but the company’s best interest for me to step out and pursue other business opportunities going forward. This is a tough decision but I believe it is the right one.

I’ve had the pleasure of working at PFS since its infancy, when a group of us saw the demand for services to support a burgeoning ecommerce industry and that vision came together to form the company that we now call PFSweb.

I’m incredibly proud of the company’s accomplishments during my tenure and I’m proud that I was able to contribute to its growth. More importantly, I believe I leave PFSweb in very capable hands under the leadership of Mike Willoughby as our CEO.

I’ve known Mike since 1988 and in that time he’s proven himself to be a great leader, he knows how to motivate our team, he possesses an intimate knowledge and understanding of the technologies in our industry and on how to grow and operate our business going forward.

Also, as you saw last night, Jim Reilly will take the role as Chairman of the Board. Jim has been a close adviser to me and the rest of the company since its inception and his background in the investment banking area gives him a unique skillset that we believe will help unlock shareholder value as we move the business forward.

To PFSweb employees, our Board, our shareholders, our clients, our suppliers, I want to thank you sincerely from my heart for the opportunity to work with each of you and get to know you. We may have had differences along the way, but together we’ve created a great company and I’m able to leave it very satisfied in everything we’ve been able to accomplish together. I wish all of you the best of luck in the future and I hope our paths cross again.

And with that as a backdrop for this morning, I’d like to turn the call over to our new CEO, Mike Willoughby. Good day, everyone. Mike?

Mike Willoughby:	Thank you, Mark. And before I begin commenting on the results for the fourth quarter and the year end, I would like to say on behalf of Jim Reilly, our Chairman, and the entire Board of Directors, our management team, our employees and our clients, to Mark, thank you for your years of service at PFSweb and your leadership as founder of our company.

You have been instrumental in establishing PFSweb as a leading provider of end to end ecommerce solutions in our marketplace and I sincerely wish you well as you pursue other opportunities.

Now turning to the results that we reported this morning, as you well have noted, we ended 2012 on a high note as a strong holiday season drove solid fourth quarter performance and coupled with our strong performance from earlier in the year, our overall calendar year 2012 results reflect record levels of service fee equivalent activity, as well as Adjusted EBITDA performance.

Service fee equivalent revenue increased 7 percent in the fourth quarter of 2012 to a record level of $38 million, compared to the same period in 2011. Meantime, our service fee gross margins rose 160 basis points versus last year to 26.2 percent from about 24.6 percent in the same period of 2011.

Our success in growing the top line while increasing margins shows the operating leverage inherent in our service business. It also shows that the push we made to optimize this part of our business is paying off, resulting in improved financial performance.

For the full year 2012, we generated Adjusted EBITDA of $12 million, slightly above the high end of our previously communicated guidance. We are particularly pleased not just with our financial performance but also our operational performance during the very busy 2012 holiday season.

I believe one of the keys to building a service business is to identify and eliminate all inefficiencies. As previously disclosed, we took proactive measures and made significant investments to further improve our best in class platform so that we’re able to support the most current trends in ecommerce and address the specific challenges of our world class client brand.

Included in these challenges are the technology and operational considerations of supporting the hyper spikes in volume during the holiday selling season and wildly successful promotional events and flash sales that go viral and take off.

The superior performance from our technology platform and throughout our operations during the 2012 holiday season during the time when, once again, our client volumes were significantly above their forecasts in the aggregate, gives us confidence that our solution will continue to scale with future growth and will deliver increasing financial leverage as we begin to demonstrate with last year’s results.

Despite these financial and operational improvements, we’re not resting on our laurels. As part of my personal commitment to driving improved shareholder value, our management team is conducting a thorough review of our business to identify inefficiencies and cost reduction opportunities.

From that review, we are developing a comprehensive plan that we believe will accelerate progress toward our objective to make PFSweb a consistently profitable company while we simultaneously adjust to the previous disclosed transition of certain clients out of our solution during the first half of 2012 [2013].

Some of the initiatives that make up this plan are already underway within the organization and others are about to be implemented. They include a reduction in professional headcount, which was completed this week, and adjustments to operational headcount, which will continue as client transitions are completed. The reduction in operational headcount is expected to be moderated somewhat by the ramp up of new clients during the year.

Also, a targeted reduction of 25 percent in aggregate executive salaries as part of a more incentive based compensation program. Our objective is to align the executive comp plan with industry best practice based on assistance from outside experts on executive compensation plans.

Stock awards are expected to make up 50 percent or more of the incentive package and we plan to implement a long term equity incentive tied to share price appreciation. We recognize the clear trend, further evidenced by a Hay Group sponsored article that I read in the “Wall Street Journal” last week is toward lower base salaries with a short term incentive component that’s tightly aligned with near term corporate financial objectives and a long term incentive component, which together increased the stock ownership position of the management group, creating inherent alignment between management and shareholders. We anticipate further details of this plan to be disclosed in the upcoming proxy statement.

Also, a realignment of the leadership team and an organizational structure that’s based on our business model, which consists of client service lifecycle, our technology ecosystem, our operational centers of excellence and our agency services. We believe these organizational changes will have a measureable impact on our service levels, on our sales efforts, on overall client retention and will result in greater shareholder value through higher revenues, better aligned SG&A levels and improved gross margins.

I believe one of the key benefits of this evolved organization alignment is my ability to focus attention and resources on the fastest growing and most attractive part of our business, which is our agency services.

Having spent my career, including much of my tenure with PFSweb, managing and leading technology and professional services organizations, I believe this organizational approach creates greater accountability and will focus our resources on the areas of our business where we can consistently differentiate PFSweb from our competitors and where we can demonstrate the clearest, most robust value proposition to our clients and our prospective clients.

Another initiative that we are now exploring is the way in which we present the financial results of our Supplies Distributor’s business. Having spent time over the past few years meeting existing and potential investors as part of our corporate communications efforts, it’s very evident to me and other members of our Board and management team that the accounting treatment of this segment of our business masks the true value of our company and detracts from the strong growth of our service business.

Tom and I will explore ways to modify how we present these results while continuing to provide value to Ricoh and our other partners in this business segment.

We are also making a commitment to increase our visibility with Wall Street and garner expanded research coverage and support through a reinvigorated investor relations effort. This will include a series of investor road shows, increase publicity for our agency business and new customer wins and a general shift toward greater transparency and overall communication with all of our stakeholders.

We will also be evaluating every opportunity to accelerate growth and unlock shareholder value through targeted acquisitions, partnerships or joint ventures, particularly in the areas of international expansion and agency services.

As part of our efforts to increase stock ownership of the management team and Board, we will be establishing ownership targets and using purchases of PFSweb shares in the open market and/or exercising and holding vested option grants to further align the interest of our management team with our shareholders.

Now with that recap of the actions that we are taking and the plans that we are making, I would like to provide you with an abbreviated new business update with highlights from the last four months.

We’ll provide more color on business development details during the May conference call, which is just a few weeks away in May.

As indicated in the earnings release this morning, during the past four months we launched six end-to-end programs for new clients, including sites for BCBG Max Azria, BCBG Generation, Herve Leger by Max Azria, Pandora, and Diageo.

We also launched new fulfillment programs for two health and beauty brands under a new master contract with a major consumer package goods – or CPG – company. In November, we announced the re-launch of Pandora’s U.K. ecommerce site on PFSweb end-to-end ecommerce solution and under that agreement, we’re providing all facets of their European ecommerce operation today, including interactive marketing agency services. And we expect to support their expansion into additional European countries over the next 18 to 24 months.

We also announced in January our new agreement with the BCBGMAXAZRIAGROUP, under which we have launched three unique stand-alone ecommerce sites for the three iconic designer’s brands. And once again, those are BCBGMAXAZRIA, BCBGENERATION, and HERVE LEGER BY MAZ AZRIA.

We’re very excited about this addition to our fashion portfolio and as the press release stated, we’re now providing these brands with an i-commerce Omni-Channel solution that can support our client’s future store integration requirements.

As today’s consumers look for a more personalized shopping experience with their preferred brands, it’s more important than ever for a retailer to have a customized Omni-Channel commerce solution that reinforces the brand value proposition with every customer touch point. We look forward to leveraging our i-commerce capabilities to help the BCBGMAXAZRIAGROUP brands grow.

Also, in January we launched a new European end-to-end ecommerce solution for Diageo, the world’s leading premium drinks business. Under the name Alexander & James, PFSweb worked with Diageo to create a luxury direct to consumer ecommerce experience for their collection of reserve brands, including Smirnoff, Bailey’s, Johnny Walker, Guinness, Captain Morgan, Jose Cuervo and many other famous premium drinks.

Paramount to this solution is the luxury gifting capabilities and the ultimate brand experience where people are able to learn about their spirits and received expert advice for every occasion. It’s a beautiful site and we’re very excited to work with this iconic collection of brands and we believe this new solution highlights our capability to provide exceptional customer experiences for high touch and luxury brands.

The new fulfillment programs I mentioned for two health and beauty brands under a new master contract with a major CPG company includes the potential for the engagement to evolve into an end-to-end ecommerce solution for these two brands, as well as for other brands in this client’s brand portfolio.

We also have an opportunity to assist this new client with a B to B – or business to business – opportunity. We believe this is yet another indicator of the appeal of our solution in CPG and our strong position as the leading ecommerce services provider to CPG manufacturers.

In addition, all of these new programs bring our total to 79 total ecommerce client programs live around the world with 32 of them being end-to-end programs. We also have 17 client programs in implementation and scheduled to go live periodically over the next six to nine months.

With regard to the 17 client programs in implementation, we also continue to be excited about the level and quality of current client program expansions. Since our last call, we expanded existing relationships with three of our current clients that included four new ecommerce programs currently in implementation and scheduled for launch later this year.

One of these current client opportunities is the expansion of our Kraft relationship with a new brand program. This new brand will join the successful Gevalia and Tassimo end-to-end ecommerce programs in the beverage category. A new solution is scheduled to go live in Q2 2013 and is this brand’s first direct to consumer initiative.

Another client expansion includes two additional brands being added to an already successful major health and beauty manufacturer portfolio for PFSweb. We will provide order management, fulfillment and customer care operations for these two additional brands, joining this portfolio of brands for this manufacturer, beginning in Q3 of 2013.

These new programs are great examples of the leverage our clients are able to achieve from their PFSweb solution and an indicator of the organic growth potential of our growing client portfolio. I expect we will continue to see a significant component of our growth coming from assisting our current clients with international expansion and adding additional brands to their current solution.

Finally, as indicated in our earnings release, we continue to have a strong business pipeline with more than $45 million in average annual contract value based on client projections.

Now with those comments, I’d like to turn the call over to Tom for a detailed review of our Q4 and our full-year 2012 financial results. Tom?

Thomas Madden:	Thank you, Mike, and good morning, everyone.

I will provide further insight into our financial results for the December quarter and full-year 2012 reported earlier today, as well as further details on our outlook for 2013 and beyond.

As Mike indicated, on an overall basis we had a strong fourth quarter performance primarily driven by record levels of ecommerce activity in support of our clients. We recognize, however, that from just an initial glance at total revenues on our income statement, it is hard to clearly see the exciting underlying growth that has occurred in our business.

This is due to the year-over-year declines of our product revenue activity resulting from the restructuring activity of our largest client in this Business and Retail Connect business segment. As a result, in order to better communicate to the overall growth stories, we utilized a key matrix in our business that we refer to as service fee equivalent revenue activity.

This matrix is calculated by taking our service fee revenues, which is the primary business activity we perform on behalf of our client, and adding the gross margin on our product revenue business so that both businesses can be measured in a similar service fee basis.

During our fourth quarter, we generated record service fee equivalent activity of $38 million, a 7 percent increase over the prior year fourth quarter. In addition, for all of calendar year 2012 we reported record service fee equivalent revenue of $130 million, a 21 percent increase over the prior year, which was in excess of our target of 20 percent year-over-year growth.

We have communicated a number of times in the past of our objectives to leveraging our existing infrastructure as we grew our business and we felt that we needed to be somewhere above the $30 million order run rate of service fee activity in order to really begin seeing benefit here.

Calendar year 2012 was proof of our ability to do just that. As while our service fee equivalent activity grew a strong 21 percent for the year, our Adjusted EBITDA grew at an even stronger rate, nearly doubling for the calendar year to $12 million. Here again, this was on the high end of our targeted Adjusted EBITDA guidance previously provided.

Our performance in 2012 has been driven by growth from both new service fee client activity, which grew $2.2 million during the quarter, as compared to the prior year, as well as existing service fee clients who have been with us for over a year, which grew $0.7 million net of termination as compared to the fourth quarter 2011.

Year-to-date growth of new service client fees – or new service fee clients was $4.1 million, while existing client growth was $21 million, as compared to calendar year 2011. Growth of existing clients in the latter half of 2012 was impacted by the previously communicated transition of the distribution activity of one of our clients – Carters – to an in-house solution earlier in the third quarter of 2012.

Our consolidated gross profit for the fourth quarter 2012 increased to approximately $11.9 million, or 18.7 percent of net revenues excluding pass through revenues, as compared to $10.9 million, or 14.9 percent of net revenue, excluding pass through revenue, in the fourth quarter of 2011.

This improvement in gross margins was primarily due to business mix, as we experienced growth from the higher gross margin service fee business at the same time we experienced a reduction in business levels from our lower margin product revenue business. But even after taking into account the business mix matter, our underlying gross margin performance for both our service fee business and our product revenue business performed well during this fourth quarter.

During the quarter, service fee gross margin rose to 26.2 percent as compared to 24.6 during the same period in 2011. Various investments that we have made in the business over the past 12 months have allowed us to gain improved efficiencies in the business.

In addition, as we’ve mentioned in previous quarters, one of our goals has been to focus on higher margin service activity such as interactive marketing services and other professional services support. We believe these incremental services help us lengthen the client lifecycle as we engage in a broader fashion with our clients. This quarter’s results, as well as our year-to-date results, demonstrate that those efforts are paying off.

While our gross margin performance for the quarter was improved, we did experience an increase in our SG&A activity for the quarter, which increased by approximately $1.4 million to $10.8 million, as compared to $9.4 million for the same period a year ago.

The SG&A increase was primarily the result of incremental personnel and operational infrastructure costs incurred in preparation of and in support of our higher level of service fee activity and business to consumer product revenue activity, especially during the holiday season.

In addition, we incurred higher than normal professional fees during the quarter. We expect our SG&A levels to decrease from this Q4 CY 2012 level as we look ahead into 2013.

As a result of the above items, our Adjusted EBITDA for the quarter was generally in line with last year’s fourth quarter result, so EBIT and net income from continuing operations for the fourth quarter were somewhat lower than the prior year.

For the full year, however, we experienced strong improvements in our EBIT and net loss as compared to the prior year and generated in total for the year a positive non-GAAP net income performance of over $1 million for 2012.

Turning to the balance sheet, our total cash and cash equivalents at the end of 2012 was approximately $20 million and our total debt was just over $22 million. Our accounts receivable and inventory turnover ratios were generally in line with our expectations, though our accounts payable was higher than normally expected due to the timing of various vendor and client reimbursement payments. This favorably impacted our cash and debt position as of the end of the year.

Our cash flow from operating activities was $28.6 million for the calendar year 2012. One key component of this was the reductions in working capital requirements to support our Business and Retail Connect businesses as a result of the decline in product revenue in that segment that I discussed earlier.

In addition, our cash flow was favorably impacted by cash generated from continuing operations, deferred rent and as previously mentioned, timing of year-end vendor and client reimbursement payment.

We did invest approximately $14.7 million during the year in purchases of property and equipment. In addition, we had $7.3 million of property acquired under debt and capital leases during 2012. We also used approximately $12.1 million in financing activities during the year primarily to reduce balances due under various debt and capital lease instruments.

As we look ahead into calendar year 2013 and beyond, as Mike alluded to, we continue to see strong growth opportunities for our service fee business, particularly in current client expansion, international markets and the Omni-Channel arena.

We will be challenged by the previously disclosed transition of certain service fee client programs and by reduced product revenues forecasted for our Business and Retail Connect segment. As a result, we are currently targeting calendar year 2013 service fee equivalent revenue to be in the range of $110 million to $115 million, compared with the $130 million performance in 2012.

We believe our business review and cost focus that Mike spoke of earlier will help us drive efficiencies and reduce operating costs to mitigate much of the impact of the revenue declines on our Adjusted EBITDA and we are now targeting Adjusted EBITDA to be in the range of $8 million to $10 million, excluding the impact of restructuring expenses, which are expected to be primarily recognized during our March 2013 quarter.

In looking at our individual business units, for our services business we are currently projecting service fee revenues to be in the $102 million to $108 million range for the year, as compared to approximately $120 million for 2012.

We believe the service fee revenue declines as compared to 2012 will be most pronounced in the June and September quarters, when we are most impacted by the client transitions and do not yet have the favorable impact of new and expanded client activities, which are expected to occur later this year, along with the ramp-up of this 2013 holiday season.

We do expect our gross margins in our service fee business to improve slightly during this year as compared to 2012 as we continue to target to generate increased fees from our higher margin business activities.

From a product revenue standpoint, we currently estimate that our Business and Retail Connect segment will generate approximately $90 million to $95 million of product revenue in 2013 as compared to approximately $120 million in 2012. We continue to expect to generate gross margins in the 7 percent to 9 percent range for this Business and Retail Connect segment overall.

We expect our ongoing SG&A levels, excluding restructuring related expenses to be in the range of approximately $10 million per quarter, as we look at 2013. Though this number could decrease during the year as we target further cost reductions.

Total depreciation expense, which gets reflected as a component of both costs of services – cost of service fees and SG&A, depending on the related assets that’s being depreciated, is expected to be approximately $2.5 million per quarter, or approximately $10 million for the year.

On an overall basis, while we are currently estimating reduced revenue and profit performance for CY 2013 as compared to 2012, we believe this reduction is temporary and we are very excited about the opportunities of our business as we look to the future. We believe that we will continue to have success in expanding existing client activity and winning new business relationships.

In conjunction with Mike’s new role as CEO, along with our renewed efforts to truly drive shareholder value, we do expect to increase our investor relations efforts as we move forward. Our goal here is to present our PFSweb investment thesis loudly and clearly to the investment community.

We believe we have strong opportunities for growth as we look to the future and we are excited to be able to share our enthusiasm of the PFSweb story to others.

Now I’d like to call – place the call back over to Mike for some closing remarks. Mike?

Mike Willoughby:	Thank you, Tom. And before I provide my closing comments, I would like to read a prepared statement from Jim Reilly, our Chairman of the Board primarily regarding the governance changes that we announced earlier this morning.

Jim says, “In regard to the plans Mike and I have for moving forward” – which Mike discussed previously – “we have identified a number of opportunities to increase the revenue potential of PFSweb and to streamline and enhance our operations to increase profitability. We are absolutely focused on the key matrix that drive shareholder value and while there are many different ways to do this, our goal is to do so without disrupting the operations side of the business or its ability to capitalize on a rapidly growing and changing ecommerce environment.”

“One of the ways is by making certain changes to PFSweb corporate governance practices. Following an ongoing review by the Board and some feedback from stockholders, in addition to the separation of the Chairman and CEO roles at this time, we are also announcing that we will be proposing two important governance initiatives to the stockholders at the 2013 annual meeting.”

“The first is to declassify our Board. Our Board has been classified since this company went public and we believe that the classified Board structure has provided important benefits to the company over the years but there are also good reasons why many public companies have moved to annual elections of directors.

And as part of our ongoing review of corporate governance practices and given some feedback from some of our largest stockholders, our Board has determined that it’s in the company’s best interest at this time to recommend to the stockholders that they adopt proposals to declassify the Board.”

“In addition, we will be submitting a proposal to our stockholders to provide for a majority voting standard in uncontested elections. Our Board has determined that it is an important – appropriate time to adopt this increasingly common governance initiative and will recommend that stockholders approve the proposal.”

“If the proposal is adopted, the bylaws would provide that incumbent directors who fail to receive a majority of the votes cast in an uncontested election will be required to submit a resignation to the Board. The Chairman of the Board would act on the resignation and then the Board would act on the Chairman’s recommendation. The Board’s rationale for accepting or declining to accept the resignation would then be disclosed. We believe both of these initiatives are very positive developments in our corporate governance and we will advocate that stockholders adopt them at the annual meeting.”

“One further announcement in the governance area is that our nominating committee has determined that it will add a sixth director to the Board and will nominate a candidate for election. The nominating committee is in the process of identifying attractive candidates with relevant expertise and will make a recommendation to the Board when it finds a suitable candidate.”

“On the operating side of the business, we will be moving to a more incentive based compensation scheme across the company starting with the senior management. Mike will provide an overview and the details will be available in our proxy in several weeks, but the fundamental principles are to better alignment compensation with the creation of shareholder value.”

“Major components are expected to include a reduction in aggregate salaries for senior management, incentives for exceeding expectations, a much larger use of stock in compensation and an emphasis on increasing the stock ownership of management and the Board.”

Having given those comments from Jim Reilly, I will provide these closing comments before we get to the Q&A section of this call.

As I stated earlier, it is evident when reviewing our 2012 financial results that the company is now running very smoothly and with tremendous potential for growth. While we are excited about the opportunities ahead of us, there’s still a period in our immediate future when we’ll see it decline in total service fee revenue related to decisions by certain clients to transition their ecommerce business off our platform.

As Tom previously mentioned, we expect a 2013 Adjusted EBITDA to be in the range of 8 to $10 million. While we have disclosed an expected decline previously, this guidance reflects the financial performance improvements we are making with our restructuring and I am committed to overcoming this slowdown in growth as quickly as possible.

I have set a series of short term, intermediate and long term goals for our leadership team that in addition to the plans outlined earlier, are targeted to put us on track to meet or exceed our 2013 guidance just provided and then soon return us to performance levels that are in line with or better than the performance we just reported for 2012. That is our objective.

I’d like to thank everyone that attended the call today and I hope to be speaking with many of you over the next few days and weeks. I’m very excited to be in a position to lead this great organization forward and I’m fully committed to delivering the best possible returns for our shareholders and the highest levels of service and value for our world class clients and their customers.

This concludes our prepared remarks and I would now like to open the call up for questions. Operator?

Operator:	At this time, I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Marco Rodriguez of Stonegate Securities.

Marco Rodriguez:	Good morning, guys. Thank you for taking my questions.

I wanted to talk a little bit more about the initiatives that you’re undertaking right now. You’ve had some headcount reductions, you’re going to have some more as time progresses and you’re evaluating some other initiatives. I’m just trying to get a better feel for quantifying what these things might mean.

I mean, your SG&A guidance is about $10 million a quarter, which is pretty close to where you guys are at Q4, so I’m just trying to help – can you just try and help me understand what some of the moving parts that are there?

Thomas Madden:	OK, so recognize that our cost structure is really presented in two areas in the – in our income statement. We have cost of service fees as well as the SG&A component. So, as we look at these cost adjustments that are occurring, we expect them to show up in both components of the income statement categories.

We expect to be able to hopefully drive some improved efficiencies that will help us improve our gross margin and then secondly from an SG&A standpoint, adjust things as well.

So, you know, the general guidance that we provided earlier, you know, we do have some of the adjustments, as Mike indicated, reflected in those to the extent we’re able to identify increased efficiencies as we go through the year, we’ll be able to over perform on those objectives.

Marco Rodriguez:	Let me ask it this way; so, on the service fee gross margin, you ended fiscal ’12 at 26.8 percent, what sort of incremental increase you would be looking at then?

Thomas Madden:	As I indicated, you know, I think that there’s an opportunity to improve it somewhat. You know, our targeted range for gross margin is generally in the 25 to 30 percent range. So, you know, as indicated, we’d like to target for an improved performance over 2012 in 2013 and that will come from, you know, hopefully further efficiencies and as well as, you know, other – selling of other higher margin activities.

I will, I guess, communicate though that, you know, the gross margins can be impacted by new client activities that come on board, especially to the extent that there’s opportunities for large new clients that we may make decisions on that come in a lower gross margin target than what I would have laid out. You know, so things do change a little bit but on an overall basis for right now we are targeting an improvement from our gross margin performance as we look at last year.

Marco Rodriguez:	OK. And then looking at the Retail Connect business, provided some guidance, I believe it was 90 to $95 million for fiscal ’13. How should we think about that as the quarters progress? Should it just be kind of a stair step down, if you will, or any particular quarters heavily weighted?

Thomas Madden:	You know, generally that business on a regular run rate basis has – runs relatively stable during the year with a little bit of a slight downtick in the September quarter and a little bit of an uptick in the December quarter, as you look at it on an overall.

But this year, we do expect a little bit of further declines in one of the product categories that we’re running. So, I would expect a slight downward trend in that business as we look at 2013 on a quarterly basis.

Marco Rodriguez:	OK. And then, just trying to understand; obviously, there’s a little bit of noise here on your service fee revenues in ’13 in terms of growth rates, how should we longer term be thinking about what is a normalized growth rate for that business on a topline perspective?

Mike Willoughby:	So, Marco, in the past we’ve described, you know, sort of our base expectation around a 20 percent annual growth rate and I think we were able to sustain and, you know, sort of demonstrate that, you know, prior to this year.

As we look at this year, you know, we’ve disclosed previously the client transitions which are, in the case of Carters, driven by, you know, the plans that they had to onboard certain components of the program that were accelerated by the phenomenal success of the program as we were operating it.

You know, we also, as we’ve disclosed, I think, influenced that decision to an extent with the challenges we had in 2011 holiday period and our performance in 2012 during the holiday, which was very good; above service levels for our clients and demonstrated. I guess the scalability improvements that we made give us confidence that we won’t be influencing our clients in a negative way to make decisions to, you know, transition the business away. So we should expect to get back to those, you know, 20 to 25 percent growth rate expectations and that certainly would target that expectation, you know, beginning next year.

Marco Rodriguez:	OK, got it. Thanks a lot, guys.

Mike Willoughby:	Thanks, Marco.

Operator:	Once again, if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from the line of George Walsh of Gilford Securities.

George Walsh:	Mike, you also have had the roles of president and CIO with the company. Are you going to continue in those roles or will there be a new hire or a promotion within the company to fill those?

Mike Willoughby:	So at this time, George, based on our plans for this year, the responsibilities I had as president, which were primarily in the demand generation side, the business development side of our business, as well as a certain component of the operational oversight, I will be transitioning to Cindy Almond in the business development side and our senior VP of global operations, Dave Reese, and some of the other operational areas. Clearly, I will still have an important role within that transition.

While I’m not going to retain the CIO title, I will continue to be very involved in the architectural and roadmap decisions of our technology platform. Our VP of IT, Mark Fuentes, is a very strong operator. The improvements that we made last year in our technology platform are largely due to his work and his staff, so I’m extremely confident in his ability to operate our technology platform going forward without, you know, a lot of assistance on my part.

But I will be focused on what I believe are the most important aspects of our technology roadmap, which is in building out our i-commerce infrastructure, adding new Omni-Channel features and functionality, striking up new partnerships with important technology and agency service partners, looking for opportunities perhaps even through joint ventures or acquisitions to build our capabilities, especially in the agency services and technology area.

And then we’ll see as we move forward into coming years, as our organization expands and grows what we need to do around adding additional, you know, executive positions but at this time we’re going to distribute the work among the existing executives in order to operate the business.

George Walsh:	OK, great. Also, just is there any kind of quantification you can give at this point relative to the charges your looking at that you mentioned would be coming up for the first quarter?

Thomas Madden:	We’re still kind of working through that, but I would expect that in the first quarter, it’s probably a couple million dollars or so.

George Walsh:	OK. And is the bulk of that severance?

Thomas Madden:	Yes.

George Walsh:	OK. OK, and just – I wonder if you could expand maybe a little bit more on that what you talked about with alliances and joint ventures going forward?

What’s – could you just go into more detail what’s available out there or what type of things would that mean for the company? Would it be investments on the company’s part or it is more marketing type of joint ventures?

Mike Willoughby:	So, as we look at our roadmap and the growth that we perceive, the opportunities that we perceive, especially in international expansion and in broadening out our agency services offering, I think we’ve discussed on prior conference calls that we believe the primary mechanism for us to expand internationally is in partnership with companies who already have a mature presence in the geography, particularly in the fulfillment logistics area.

So, while we have, you know, a number of our clients expressing active interest in us helping them to move from our established geographies of North America and western Europe into Asia Pacific, Australia, South America, particularly right now, rather than us using our capital to invest in, you know, fixed infrastructure, particularly in fulfillment operations which I believe has a relatively poor ROIC associated with it, we would look to have partnerships with companies that already have a mature presence in the marketplace.

And that could include operational partnerships, it could include joint ventures that we create with, you know, a company who has a presence in a certain marketplace. In the case of the joint venture, that may take the role of us, you know, investing in – certainly in the joint venture and potentially in the partner or vice versa. We’re open to all possibilities.

And in addition to the international expansion opportunity, which is certainly at the forefront of, you know, our consideration right now, we’re looking at how do we as aggressively as possible build out the agency services area of our business? I’d categorize the opportunities there in three areas.

The first is opportunities to we may have to partner with, create a joint venture with or invest in or acquire agencies that look like a typical sort of system integrator that has ecommerce development services and we would be able to add to our bandwidth and potentially bring on additional opportunities, additional geographies and even the ability to work with additional platforms in addition to our Demandware relationship.

The second category I would say is in the area of marketing services – digital marketing services. And there are many small and medium-sized agencies that are specializing in certain areas of the digital marketing arena and whether we bring on through a partnership or an acquisition an agency that specializes in an area such as social commerce or creative development or any of the other disciplines within the digital marketing area, we believe that could give us a jump start into moving into a new area or increasing our bandwidth and opportunities in that area.

And then the third component within the agency services area falls into the technology area and as we continue to build out our platform primarily through partnering with best of breed technology providers, we would continue to look at opportunities to create partnerships but maybe even tighter partnerships where there’s a joint venture or an investment that’s made one way or another or in both – with both parties to add technology to our platform and do it in such a way that we obtain, you know, more exclusive access and rights to the intellectual property underneath that component and, you know, a somewhat exclusive access to, you know, geography or sales region or something like that.

So, those are kind of the three areas that are at the top of mind for me right now, George.

George Walsh:	OK. That’s good. If I could just ask that last component there; getting exclusive rights. Is that a trend that’s doable or a lot of these – or partners resistant to that?

Mike Willoughby:	Well, I think obviously, you know, partners, as well as PFSweb, are resistant to locking out, you know, alternatives or, you know, sort of locking in ourselves to a set of restrictions. However, sometimes there are overwhelming benefits to doing that.

While we do not have a contractual exclusive relationship with Demandware in North America, our strength and our position in the marketplace has sort of granted us that operational benefit and we will continue to want to have that.

But I think there are opportunities where, you know, our ability to take a technology partner further in the marketplace and our ability to, you know, create additional opportunities for a small agency would be worthwhile for them to hitch up to, you know, our wagon, so to speak, and in the process, you know, become exclusive to us either within our vertical markets or within the geography. I think it’s possible.

George Walsh:	OK, great, all right. Thanks, Mike, and good luck.

Mike Willoughby:	Thank you, George. I appreciate that.

Operator:	At this time, there are no further questions. I will now return the call to Mike Willoughby for any closing comments.

Mike Willoughby:	Thank you. I appreciate the comments, I appreciate your attention and encouragement and as Tom said, we will be looking forward to visiting with you in the coming days and weeks either on the phone, as you have desire to call in and speak to Tom and I or face-to-face as we plan on visiting our current investors and prospective investors in roadshow type events over the coming weeks and months.

Tom and I are accessible if you have any questions; feel free to contact us. And thank you for your interest in the story and look forward to talking to you in a couple months in the May conference call.

Thomas Madden:	Good morning.

Operator:	Thank you. That does conclude the PFSweb fourth quarter and yearend 2012 earnings conference call. You may now disconnect.

END